NEWS
FOR IMMEDIATE RELEASE
THURSDAY, JUNE 13, 2013

DUPONT FABROS TECHNOLOGY, INC.
INCREASES UNSECURED REVOLVING CREDIT FACILITY TO $400 MILLION

WASHINGTON, DC -June 13, 2013 - DuPont Fabros Technology, Inc. (NYSE: DFT) today announced that the Company exercised the accordion feature on its unsecured revolving credit facility, increasing the total commitment under the facility from $225 million to $400 million. The Company also amended the facility to expand the accordion feature to provide the Company with the option to increase the total commitment to $600 million, if one or more lenders commit to being a lender for the additional amount and certain other customary conditions are met. All other key terms of the credit facility remain in full force and effect. The facility expires in March 2016 and includes a one-year extension option. As of the date of this release, there is $60 million of borrowings under this facility.

Mark L. Wetzel, Chief Financial Officer and Treasurer of the Company, stated “We are pleased to have increased the facility adding four new lenders and having several existing lenders increase their commitment. This expanded facility provides us with additional capacity at a low cost of capital to fully fund our current ACC7 development in Ashburn, Virginia and a second development, as we grow the company.”

About DuPont Fabros Technology, Inc.
DuPont Fabros Technology, Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of enterprise-class, carrier-neutral, large multi-tenanted wholesale data centers. The Company's facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. The Company's customers outsource their mission critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud-based, healthcare and financial services.  The Company's ten data centers are located in four major U.S. markets, which total 2.5 million gross square feet and 218 megawatts of available critical load to power the servers and computing equipment of its customers. DuPont Fabros Technology, Inc., a real estate investment trust (REIT) is headquartered in Washington, DC.  For more information, please visit www.dft.com.

For Additional Information:
Mark L. Wetzel	Christopher Warnke
Executive Vince President	Manager, Investor
Chief Financial Officer and Treasurer	Relations
+ 1 (202) 728-0033	+ 1 (202) 728-2330
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